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                                                                    EXHIBIT 23.1


              Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the: (a) Registration Statement (Form S-3 No. 333-65091) pertaining to the business combinations with Telebook, Inc., Junglee Corp., and Sage Enterprises, Inc., (b) Registration Statement (Form S-8 No. 333-63311), pertaining to the Junglee Corp. 1996 Stock Plan, the Junglee Corp. 1998 Equity Incentive Plan, the Sage Enterprises, Inc. 1997 Amended Stock Option Plan and the Sage Enterprises, Inc. MVP Stock Option Plan,
(c) Registration Statement (Form S-4 No. 333-55943) for the registration of 15 million shares of common stock, and (d) Registration Statement (Form S-8 No. 333-28763) pertaining to the 1997 Stock Option Plan and the Amended and Restated 1994 Stock Option Plan of Amazon.com, Inc. of our report dated January 22, 1999, except for Note 11 as to which the date is February 10, 1999, with respect to the consolidated financial statements and schedule of Amazon.com, Inc. included in this Annual Report (Form 10-K) of Amazon.com, Inc. for the year ended December 31, 1998.

                                                  ERNST & YOUNG LLP

Seattle, Washington
March 5, 1999